EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

ULTIMAX DIGITAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities (Revised)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common	Rule 457(o)	4,125,000	$4.00	$16,500,000	.0000927	1,529.55
Fees Previously Paid	Equity	Common	Rule 457(o)	2,500,00	$4.00	$10,000,000	.0000927	$927.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$16,500,000
	Total Fees Previously Paid					$927.00
	Total Fee Offsets					0
	Net Fee Due					$602.55

(1)

There is no current market for the securities and the price at which the shares are being offered has been arbitrarily determined by us and used for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2)	Calculated pursuant to Rule 457(o) under the Securities act of 1933, as amended.